UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Park Hotels & Resorts Inc.

(Name of Registrant as Specified In Its Charter)
N/A

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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
OF PARK HOTELS & RESORTS INC.
TO BE HELD ON APRIL 19, 2024

This is a supplement (the “Supplement”) to the definitive proxy statement (the “Proxy Statement”) of Park Hotels & Resorts Inc. (the “Company”), dated March 8, 2024, furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2024 annual meeting of stockholders (“Annual Meeting”) to be held on April 19, 2024, at 8:00 a.m., Eastern Time, at 1775 Tysons Blvd, Tysons, Virginia 22102. This Supplement is being filed with the Securities and Exchange Commission and is being made available to the stockholders of the Company on or about April 3, 2024. This Supplement should be read in conjunction with the Proxy Statement. Except as set forth below, the information provided in the Proxy Statement, continues to apply and should be considered in voting your shares.

 To our Stockholders:

We are deeply saddened by the death of Senator Joseph I. Lieberman on March 27, 2024. Senator Lieberman had served on our Board since our spin-off from Hilton Worldwide Holdings Inc. in January 2017. Our Board and the management team wish to express our deepest gratitude and appreciation for Senator Lieberman’s many years of advice, contributions and service to the Company and its stockholders, and we extend sincere condolences to Senator Lieberman’s family and friends.

In light of his death, Senator Lieberman, whose term as a director was scheduled to expire at the Annual Meeting and who is listed as a nominee for our Board in the Proxy Statement, is no longer a nominee. The Board has determined not to fill the vacancy created by Senator Lieberman’s passing, nor to appoint a successor nominee for election at the Annual Meeting. In addition, in accordance with the Company’s By-Laws, the Board has reduced the full size of the Board from ten to nine members.

All director nominees, other than Senator Lieberman, named in the Proxy Statement continue to stand for re-election at the Annual Meeting, and the form of proxy card included with the Proxy Statement remains valid.

If you have already returned your proxy card or provided voting instructions, it is not necessary for you to re-vote your shares or take any action unless you wish to revoke your proxy or change your vote using the methods described in the Proxy Statement. Proxy cards and voting instructions already received will remain valid and shares represented thereby will be voted at the Annual Meeting in accordance with the instructions unless revoked or changed, except that any votes that are submitted for Senator Lieberman will be disregarded and will not be counted.

If you have not yet returned your proxy card or submitted your voting instructions, please complete and return the proxy card or submit voting instructions, disregarding Senator Lieberman’s name as a nominee for election as a director. No votes received before or after the date of this Supplement for the election of Senator Lieberman to our Board will be counted.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

Thank you very much for your continued support of Park Hotels & Resorts Inc.

By order of the Board of Directors,

Thomas J. Baltimore, Jr.
Chairman of the Board of Directors,
President and Chief Executive Officer

Nancy M. Vu
Executive Vice President, General Counsel and
Secretary